EXHIBIT 10.30

                EXCLUSIVE LICENSE  AGREEMENT

AGREEMENT, made on this 27 day of February, 1997, by and between ECHOCATH, INC., a New Jersey Corporation maintaining its principal offices at 4326 Route One, Monmouth Junction, New Jersey 08852 ("EchoCath"), and EP MEDSYSTEMS INC., a New Jersey corporation maintaining its principal offices 58 Route 46 West Budd Lake, New Jersey 07828 ("EP MedSystems").


                     W-I-T-N-E-S-S-E-T-H

WHEREAS,   EchoCath   has  developed   certain   proprietary
technology related to ultrasound guidance and imaging, which technology is the subject of the Patents (as defined below), and

WHEREAS, EchoCath is the exclusive owner with respect to such proprietary technology; and

WHEREAS, EP MedSystems desires to obtain from EchoCath an exclusive license with respect to such proprietary technology within the Field of Use as defined below to make, have made, use and sell medical products as limited herein; and

NOW THEREFORE, in consideration of the above promises and the mutual covenants herein contained and other good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

ARTICLE 1.     DEFINITIONS

In  this  Agreement and in the License referred  to  herein,
unless   the  context  otherwise  requires,  the   following
definitions shall apply:

      1.1 "Product(s)" means any product made, used or sold coming within the scope of the Field of Use and of the claims of one or more of the Patents (as defined below). "Products"' expressly exclude any interface hardware or sensors to be used with the Products. Such interface hardware and sensors will be sold to EP MedSystems by EchoCath pursuant to the terms of separate agreements for the purchase of such items.

       1.2 "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with a party hereto, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent
(50%) interest in the income of, or the right to receive more than fifty percent (50%) of the distributed profits of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

      1.3 "EchoEye" means EchoCath's proprietary technology for allowing clinicians to view tissues and organs in three-dimensional real-time and provide forward looking intravascular images and guidance for ultrasound guided procedures, and covered by the Patents.

      1.4 "EchoMark" means EchoCath's proprietary catheter positioning system which is covered by the Patents.

      1.5 "ColorMark" means EchoCath's proprietary needle and stylete positioning system which is covered by the Patents.

      1.6 "Effective Date" means the date first above written, which shall be the date of execution of this Agreement.
      1.7 "Exclusive" means, with respect to the grant of a license, a license whereby the licensee's rights are sole and entire, and operate to exclude all others, including the licensor. An Exclusive licensee (and permitted sub-licensees) may sell and distribute Products through agents and distributors under exclusive or non-exclusive arrangements in any country in the Territory. The Exclusive licensee may exercise its licensed rights itself or through its permitted sub-licensees or its Affiliates.

      1.8 "Field of Use" shall include the application of the EchoMark, EchoEye and ColorMark technologies as they apply to any and all systems and products which are designed and/or manufactured for electrophysiology applications to include but not limited to mapping, ablation and internal cardioversion. The Field of Use specifically excludes permanent pacemaker leads and permanent defibrillator leads attached to permanent implantable pulse generators.

      1.9 "Improvement" means any modification, development or invention (whether patentable or non-patentable) relating to the subject matter of the Licensed Rights.

      1.10 "Licensed Rights" means the Patents and the Technical Information and their Improvements which is proprietary to EchoCath and not readily available to any third party which is disclosed to EP MedSystems under this agreement.

      11.1 "Net Sales" means the aggregate gross sales price of Product(s) invoiced to non-Affiliated third parties in an arms-length transaction by EP MedSystems, its Affiliates and any sub-licensees pursuant to this Agreement less discounts to foreign distributors and the following deductions:

       (a)     transportation  and  insurance   charges   or
allowances, if any,

      (b)   credits or allowances, if any, given or made  on
account   of  the  return  or  rejection  of  any   royalty-
bearing Product sold, and

              (c)    any  tax,  duty, or other  governmental
charge on the importation or exportation, sale or use of any
royalty-bearing  Product  (including,  without   limitation,
sales taxes).

      1.12  "Patents" means, individually and  collectively,
(i) the patents specified in Schedule A attached hereto for the EchoMark, EchoEye and ColorMark technologies and which correspond to the patent numbers listed on Schedule A, and,
(ii) patents, re-examinations, re-issues, renewals, extensions, divisionals and continuations issued thereon and all foreign counterparts to the Patents.

       1.13 "Technical Information" means all know-how, specifications and drawings, process information, flow charts, equipment specifications, and any other documents or information, and improvements thereof, which relate to or are used or useful in connection with the Patents as related to their application in the Field of Use.

       1.14 "Term" means the period during which this Agreement is in force.

      1.15 "Territory" means the entire world, without exception.

ARTICLE 2.     GRANTS

      2.1 Grant of License. EchoCath hereby grants EP MedSystems and EP MedSystems' Affiliates solely within the Field of Use the Exclusive right and license under the Licensed Rights to use the Licensed Rights to make, have made, use, and sell Product(s) in the Territory as limited within the Field of Use.

     2.2 Trademarks. EchoCath hereby grants EP MedSystems a license to use the EchoEye, EchoMark, and ColorMark trademarks solely in connection with uses consistent with the Field of Use and shall identify EchoCath as the owners of such marks.


ARTICLE 3.      ROYALTIES

      3.1   Initial License Fee.   In consideration  of  the
License herein granted, EP MedSystems shall pay to EchoCath an initial license fee of $700,000 payable as follows:

          a)   $150,000 upon the successful completion of  a
          limited   series   (5   patients)   single    site
          feasibility IDE of EchoMark Guided Ablation.

          b) $400,000 upon completion of a development program for EchoEye that shall include these
          Milestones: (i) demonstration by March 30,1998 of a bench EchoEye system capable of visualization of the myocardium of human-size cardiac structures, and (ii) demonstration by September 30, 1998 of the use of an EchoEye in at least 5 animals to view and display endocardial tissue using a transvascular approach.

          c)   $l50.000  after the sale  of  the  first  100
          EchoMark EP catheters.

      3.2 The total cumulative royalties paid under this Agreement shall be limited to and shall not exceed thirty million dollars ($30,000,000). During the term of this Agreement, EP MedSystems shall pay a Royalty to EchoCath equal to two percent (2%) of Net Sales of Products by EP MedSystems and EP MedSystems' Affiliates and any sublicensees pursuant to this Agreement in the Territory. If a Product is sold as a component of a procedure package or kit containing other items which are not Products, (i) the royalty due shall be calculated with respect to the list price (as if sold separately) of the Product component only and (ii) any percentage discount given or allowed to a customer on the list price of the procedure package or kit shall be applied to the list price (as if sold separately) of the components Product.

     3.3 Minimum Royalties. Notwithstanding the Royalties to be calculated and paid per paragraph 3.2, beginning January 1, 1999, EP MedSystems shall pay to EchoCath minimum quarterly royalties in each calendar quarter, payable no later than 30 days after the end of each quarter, according to the following schedule:

                              Quarterly
YEAR                     Minimum Payments
1999                               $ 30,000
2000                               $ 40,000
2001                               $ 50,000
2002                               $ 60,000
2003                               $ 70,000
2004                               $ 80,000
2005 and each year
     thereafter                    $100,000

Failure to make any payment of minimum Royalties in a timely manner shall result in EchoCath's option to at any time either terminate in writing this Agreement or to render it as a non-exclusive license agreement. EP MedSystems shall have a 10 day cure period after the written notice prior to the effective date of termination under this section for non-
payment.   In the event EchoCath terminates this  Agreement,
then it shall refund to EP MedSystems such amounts as have been actually paid to it pursuant to paragraph 3.1 above. In the event any of the Patents are ruled invalid, the parties agree to engage in good faith discussions for renegotiation of the minimum Royalties, to the extent impacted by such invalidity.

     3.4 Notwithstanding anything to the contrary contained herein, (i) any amounts payable to EchoCath by EP MedSystems pursuant to Section 3.2 and 3.3 above on any royalty payment date shall be reduced, but not to an amount below zero, by an amount equal to the amount of any dividends under
EchoCath's Series B Cumulative convertible Preferred Stock ("Preferred Stock") which are accrued but not paid as of such date, (ii) the amount by which such royalties are reduced shall be deemed to be payment of such accrued but unpaid dividends in an amount equal to such reduction, and (iii) amounts payable as royalties pursuant to Sections 3.2 and 3.3 above will not be paid to EchoCath unless all dividends payable under the Preferred Stock have been paid as of such royalty payment date. In the event any shares of Preferred Stock are transferred from EP MedSystems to a third party unaffiliated with EP MedSystems ("Holder"), and this Agreement is not also assigned by EP MedSystems to such Holder, such Holder shall not be entitled to the offset rights set forth in this Section 3.4 with respect to such shares.

      3.5 One Royalty Only. Any royalty due hereunder shall be payable only on the first arms length sale of each Product and all subsequent sales or uses of that Product by such buyer shall be royalty free. Only one (1) royalty per Product sale will be due regardless of the number of Patents involved in a Product.

 ARTICLE 4.    ROYALTY RECORDS, PAYMENTS AND STATEMENTS

     4.1 Records. EP MedSystems agrees during the term of this Agreement to keep full and accurate records for EchoCath, showing the quantity and nature of Products sold by EP MedSystems, its Affiliates and any sublicensee, the Net Sales price thereof, and the basis for the calculation of royalties. These records shall be open to inspection, only once each calendar year, by EchoCath's representative or certified public accountant, not reasonably objectionable to EP MedSystems, at EchoCath's expense, during EP MedSystems' business hours, and upon reasonable notice to EP MedSystems.

     4.2  Payments and Credit Calculations.
     (a) All royalty payments provided for within this Agreement shall be made by EP MedSystems to EchoCath at the address of EchoCath, as indicated hereinafter, or at any other place designated by EchoCath to EP
     MedSystems in writing. Royalties, if any, shall he payable quarterly after the end of each calendar quarter, respectively, with respect to Net Sales made during such quarterly period; provided, however, that no royalty shall be payable with respect to any sale of Product unless and until EP MedSystems receives full payment with respect to such sale. All such payments shall be made on or before the thirtieth (30th) day of the month following the end of the period for which the payment is made. A report will be made on a form provided by EP MedSystems, which will provide reasonably necessary information to apprise EchoCath of sales by EP MedSystems, its Affiliates and any sublicensees pursuant to this Agreement and the basis for the royalties paid.

     (b) All royalty payments as well as any other payments by EP MedSystems to EchoCath, pursuant to this Agreement, shall be payable in United States currency. Currency exchange rates applicable to such payments shall be calculated on the basis of the selling price of United States currency as reported in The Wall Street Journal, Eastern Edition, on the last business day of the calendar month preceding the payment date. If no such rate of exchange can be determined as of such date because of governmental regulations, exchange controls, absence of currency transactions, or otherwise, there shall be substituted the most recent preceding date as of which such a rate of exchange can be determined.

     (c) if, by law, regulations, or fiscal policy of a particular country, conversion into or transfer to United States dollars is restricted or forbidden, notice thereof in writing will be given to EchoCath, and payment of the royalty will be made through such lawful means or methods as EchoCath reasonably designates. Failing the designation by EchoCath of lawful means or methods as aforesaid within sixty (60) days after the aforementioned notice is given to EchoCath, the payment of royalty by EP MedSystems or its Affiliates will be made by the deposit thereof in local currency to the credit of EchoCath in a recognized banking institution designated by EchoCath or, if none be designated by EchoCath within the period of sixty (60) days as aforesaid, then in a recognized banking institution notified to EchoCath by EP MedSystems or its Affiliates. When in any country the law or regulations prohibits both the transmittal and deposit of royalties on sales in that country, royalty payments will be suspended for as long as that prohibition is in effect, and as soon as the prohibition ceases to be in effect, all royalties which EP MedSystems or its Affiliates would have been under obligation to transmit or deposit, but for the prohibition, will forthwith be promptly deposited or transmitted to the extent allowable, as the case may be.





       (d) Any and all taxes levied by a proper taxing authority and paid by EP MedSystems or its Affiliates on account of royalties accruing to EchoCath under this Agreement, remittable from a country in which provision is made in the law or by regulation for withholding of taxes, may be deducted from royalties paid by EP MedSystems or its Affiliates, provided EchoCath can obtain the benefit of that deduction by way of a tax credit, and provided proof of payment is secured and sent promptly by EP MedSystems or its Affiliates to EchoCath as evidence of payment.

ARTICLE 5.     PATENT APPLICATIONS AND EXPENSES

     5.1 Patent Applications. EchoCath shall be responsible for the preparation, filing, prosecution, maintenance and taxes associated with the Patents and for all costs and expenses associated therewith in countries where it has filed for patent protection. The countries in which EchoCath has filed for patent protection are listed on Schedule B hereto. If EP MedSystems wishes to file patent applications in additional countries, it will be responsible for the costs thereof in each country, which will be reimbursed by the royalties generated in each country and EP MedSystems shall be permitted to deduct such costs from the royalties due EchoCath in each such particular country. After the cost of patent prosecution in each particular country has been reimbursed, EchoCath will receive its regular royalty thereafter.

ARTICLE 6.     TECHNICAL INFORMATION

     6.1 Delivery of Technical Information. EchoCath shall within a reasonable time after execution of this Agreement, deliver to EP MedSystems the Technical Information, as reasonably requested by EP MedSystems.

      6.2 FDA Submissions. EchoCath shall promptly upon execution of this Agreement, transfer to EP MedSystems all rights with respect to and pursuant to any and all FDA 510(k) approvals relating to the Products. EchoCath will provide reasonable assistance and cooperation for such FDA applications, and EP MedSystems will reimburse EchoCath for its reasonable and customary costs and expenses and for its out-of-pocket expenses for such assistance, subject to EP MedSystems' authorization for these costs.

ARTICLE 7.     IMPROVEMENTS

       7.1 Pre-existing Intellectual Property. Any intellectual property that exists as of the execution of this Agreement shall remain the property of its original owner, whether or not it is shared with or used by the other party for purpose of this Agreement.

      7.2 Improvements. Any Improvements made by a party during the term of this Agreement exclusively using its own resources and invented by its own personnel shall remain the property of the inventing party.

     7.3 Joint Improvements. Any Improvements made jointly by personnel of EP MedSystems and EchoCath shall be owned jointly with each party having joints rights to use and license. EP MedSystems has exclusive license rights under the EchoCath share in the Joint Inventions within the Field of Use. The Royalties payable by EP MedSystems to EchoCath for the right to use and license such Joint Inventions and the terms for calculation thereof shall be in accordance with the terms of Sections 3.2 and 3.3 above.

ARTICLE 8.     DISTRIBUTION AGREEMENT

      8.1 Distribution Agreement. In connection with this Agreement, the parties have simultaneously with the execution hereof executed a Distribution Agreement (Interface Hardware) and a purchase Agreement (Sensors). Notwithstanding the related nature of these agreements there shall be no cross-default provisions among this Agreement and the other Agreements.



ARTICLE 9.     INFRINGEMENT

      9.1 Infringement of Third Party Patent. With respect to third party patents, where it is alleged by a person (herein the "Alleger") other than EchoCath, EP MedSystems or an Affiliate thereof that the manufacture or sale of Product by or on behalf of EP MedSystems infringes one (1) or more valid patents held by the Alleger or any person through or under whom the Alleger claims the parties agree as follows:

     (a)   Each party shall, immediately upon becoming aware
     of  any  such  allegation, notify the other   party  in
     writing of the nature and substance of the allegation.

     (b) EchoCath shall have the first option at its discretion to negotiate for a license with the Alleger or to defend or initiate any corresponding legal action. If requested, EP MedSystems will provide EchoCath with reasonable assistance and cooperation in the conduct of any such action.

     (c) If EchoCath is unwilling or unable to take action under paragraph (b) of this Section 9.1. EP MedSystems may take such action. Under such circumstances, if EP MedSystems requests, EchoCath will provide EP MedSystems with reasonable assistance and cooperation in the conduct of any such action. EchoCath agrees to reimburse all of EP MedSystems' reasonable costs in defending such action to the extent of all royalties paid under Article 3 by EP MedSystems to EchoCath hereunder.

     (d) Each party shall keep the other party reasonably informed of any proceedings hereunder.

     9.2 Prosecution of Infringement of Licensed Technology by Third Party.

       (a) Each of EP MedSystems and EchoCath shall promptly notify the other if it knows or has reason to believe that rights to the Licensed Technology are being infringed or misappropriated by a third party within the Field of Use or that such infringement or misappropriation is threatened. EP MedSystems shall, after learning of and investigating such alleged infringement or misappropriation, send notice to EchoCath electing to do one of the following: (i) prosecute such alleged infringement or misappropriation for EP MedSystems' own account; (ii) offer EchoCath the choice of participating in such prosecution; or (iii) decline to prosecute such alleged infringement or misappropriation.

     (b) In the event EP MedSystems elects to prosecute such alleged infringement or misappropriation for its own account pursuant to (a)(i) above, EP MedSystems shall be solely responsible for payment of all of its own costs of prosecution and of negotiating settlement, and shall retain all proceeds from such prosecution. EP MedSystems shall have the right to join EchoCath as a party plaintiff to any such proceeding if EP MedSystems believes it is necessary to successfully prosecute such infringement or misappropriation. EchoCath shall cooperate, at EP MedSystems' expense, in connection with the initiation and prosecution by EP MedSystems of such suit.

     (c) In the event EP MedSystems offers EchoCath the choice of participating in such prosecution pursuant to
     (a) (ii) above. upon receipt of EP MedSystems' notice, EchoCath shall have thirty (30) days in which to notify EP MedSystems in writing of EchoCath's election to participate in the prosecution of such alleged infringement or misappropriation. If EchoCath elects to participate, EchoCath shall be obligated to pay fifty percent (50%) of the costs and expenses incurred by EP MedSystems and EchoCath in such prosecution and shall be entitled to receive fifty percent (50%) of the net proceeds realized from EchoCath and EP MedSystems prosecuting of such matter and remaining after reimbursement of EP MedSystems' and EchoCath's costs and expenses out of the proceeds of such matter.

     (d) In the event EP MedSystems elects not to prosecute pursuant to (a) (iii) above, EchoCath may, at its option, prosecute such alleged infringement or misappropriation for its own account, in which event EchoCath shall be solely responsible for all costs of prosecution and of negotiating settlement and shall retain all proceeds from such prosecution.

     (e) Each party shall keep the other party reasonably informed of any proceedings hereunder.

ARTICLE 10.    REPRESENTATIONS, WARRANTIES AND
INDEMNIFICATION

      10.1 EchoCath Representations. EchoCath hereby represents and warrants as follows:

     (a) The Licensed Rights being licensed hereunder are subsisting and are not invalid or unenforceable, in whole or in part.

     (b) EchoCath has the full right, power, authority and legal ability to enter into this Agreement, to grant the license and rights set forth herein and to perform its obligations hereunder. EchoCath is the sole and exclusive licensor of the Licensed Rights, which are free and clear of any liens, charges or encumbrances.

     (c)   EchoCath  is  the owner of all  right  title  and
     interest  in  and  to  the  Licensed  Rights   and   no
     conflicting   claims   of  ownership   exist   or   are
     outstanding.

     (d) The Licensed Rights do not violate the patent, trade secret or other proprietary or intellectual property rights of any other person or entity.

     (e)    It  has not granted any license of the  Licensed
     Rights for the Field of Use to any third party.

     (f) There is no present intention to alter or change the agreement regarding forfeitable shares as it is described on page 17 of the EchoCath prospectus dated
     January 17, 1996.

     10.2 EP MedSystems Representations. EP MedSystems hereby represents and warrants as follows:

     (a)   EP MedSystems has the full right, power authority
     and  ability  to  enter  into this   Agreement  and  to
     perform its obligations hereunder.

     (b) EP MedSystems is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is not subject to any conflicting obligations which will or might prevent it from, or interfere with, its execution of this Agreement and/or its performance hereunder.

     (c) that the execution and delivery of this Agreement by EP MedSystems has been duly and validly authorized by all necessary corporate action on the part of EP MedSystems, and that this Agreement is a valid and binding obligation of EP MedSystems enforceable against it.

     10.3 Indemnification.

     (a) EchoCath shall indemnify and hold EP MedSystems harmless from any damages, costs and fees (including, without limitation, reasonable attorneys fees) suffered or otherwise incurred by EP MedSystems and its Affiliates as a consequence of any breach by EchoCath of the warranties set forth in Section 10.1 above.

         (b) EP MedSystems shall indemnify and hold EchoCath harmless from any damages, costs and less (including, without limitation, reasonable attorneys fees) suffered or otherwise incurred by EchoCath and its Affiliates as a consequence of any breach by EP MedSystems of the warranties set forth in Section 10.2 above.

       10.4 Survival of Representations and Warranties. Notwithstanding any provision of this Agreement to the contrary, the provisions of Sections this Article 10 shall survive until barred by any applicable statute of limitations.


ARTICLE 11.    LIMITATION OF LIABILITY

     11.1 EP MedSystems shall not be liable to EchoCath with respect to any and all claims of any kind or nature whatsoever relating, directly or indirectly, to the negotiation, execution or performance of this Agreement (including claims based on breach of contract or tort including fraud but excluding claims based in products liability) in excess of $30,000,000. Under no circumstances shall EP MedSystems be liable to EchoCath for indirect incidental, consequential, special or punitive damages.

     11.2 EchoCath shall not be liable to EP MedSystems with respect to any and all claims of any kind or nature whatsoever relating, directly or indirectly to the negotiation, execution or performance of this Agreement (including claims based on breach of contract or loss including fraud but excluding claims based in products liability) in excess of $30,000,000. Under no circumstances shall EchoCath be liable to EP MedSystems for indirect, incidental, consequential, special or punitive damages.

      11.3 The parties acknowledge and agree that the foregoing provisions are reasonable and appropriate

ARTICLE 12.    TERM AND TERMINATION

     12.1 Term.     The term of this Agreement shall be from
the Effective Date until the last to expire Patent right licensed hereunder including the last to expire Patent for any Improvements, unless this Agreement is terminated earlier as provided in Section 12.3 below

     12.2 Rights Upon Termination.

     (a) Upon expiration or termination of this Agreement pursuant to Section l2.1 above (but not pursuant to
     Section 12.3 below), and payment by EP MedSystems of any unpaid royalty then due EchoCath under this Agreement, all duties obligations and responsibilities of EP MedSystems under this Agreement shall be deemed fulfilled and satisfied, and EP MedSystems shall have no future duty. obligation or responsibility to EchoCath whatsoever. Without limiting the foregoing, upon expiration of this Agreement, EP MedSystems may retain and continue to use the Technical Information for any purpose and shall have a paid-up non-terminable license in the Territory under the Licensed Rights to make, have made, use and sell Product(s) without any further duty, obligation or responsibility to EchoCath whatsoever.

       (b) In the event that this Agreement is terminated by EP MedSystems, as the Aggrieved Party, as provided for in Section 12.3 hereunder, EP MedSystems will have, at its option, the right to purchase the Licensed Rights for a once and for all payment to EchoCath. Such payment will be in an amount equal to the royalties payable hereunder for the calendar year immediately preceding that calendar year in which EchoCath became the Defaulting Party under Section 12.3 hereunder.

     (c) In the event that this Agreement is terminated, as provided for in clause 12.3 hereunder, and EchoCath is the Aggrieved Party, then EP MedSystems undertakes to return to EchoCath all the Technical Information provided to EP MedSystems by EchoCath.

12.3 Termination. Notwithstanding Section l2.1 above, either party to this Agreement (the "Aggrieved Party") may, at its sole option and upon giving written notice to the other Party, immediately terminate this Agreement upon any one or more of the following events occurring in relation to the other party (the "Defaulting Party"):
     (a)  insolvency of the Defaulting Party;

     (b)  judicial or private receivership of the Defaulting
     Party;

     (c) the Defaulting Party making an assignment for the general benefit of its creditors or committing an act of bankruptcy or being declared bankrupt;

     (d) the Defaulting Party's taking or becoming subject to proceedings for its dissolution or the winding up or liquidation of its business, or in any way ceasing to carry on business, except as effected by corporate reorganization of either party hereto not involving change in the ultimate control or ownership of such party; or

     (e) if the Defaulting Party shall commit any material or substantial breach of any of its obligations or representations or warranties herein, or of any of the provisions of this Agreement, and such Defaulting Party shall fail within thirty (30) days of being notified thereof in writing by the Aggrieved Party to remedy such breach or default.

     12.4 Claims. In the event this Agreement is terminated by an Aggrieved Party in accordance with the foregoing provisions of either Sections l2.1, 12.3(a) to 12.3(d), neither party shall have any claim against the other for compensation or indemnity of any kind as a consequence of such termination, provided, however, that such termination shall not affect any of the obligations hereunder having arisen prior to the effective date of termination.

ARTICLE 13.    MISCELLANEOUS

      13.1 Governing Law; Consent to Jurisdiction. This Agreement and its effects are subject to and shall be construed and enforced in accordance with the law of the State of New Jersey, except as to any issue which by the law of New Jersey depends upon the validity, scope or enforceability of any Patent within the Licensed Rights which issue shall be determined in accordance with the applicable patent laws of the jurisdiction which issued the Patent. The parties agree that the exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be in an appropriate State Court in the State of New Jersey or the United States District Court for the District of New Jersey.

       13.2 Governmental Consent to Exportation. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States which may be imposed upon or related to EP MedSystems or EchoCath from time-to-time by the government of the United States.

      13.3 Force Majeure. Any delays in or failure of performance by either Party under this Agreement shall not be considered a breach thereof if such delay or failure is occasioned by force majeure and is therefore beyond the reasonable control of the Party affected. Force majeure in this context shall mean and include but not be limited to acts of government or failure of government to act where such action is required, acts of God, strikes or other concerted acts of workmen including workmen of the Parties, fires, floods, explosions, riots, civil disturbances, insurrections, earthquakes, wars, rebellions, epidemics and sabotage.

      13.4 Severability. Should any provision of this Agreement be held by a court to be illegal or in conflict with any law, ride of law, statute or regulation, the validity of the remaining provisions will not be affected thereby. Any waiver by one party of any rights arising from any breach by the other party will not be construed as a waiver of other breaches of the same or other terms of this Agreement

      13.5 Notices. Any notice to be given pursuant to this Agreement shall be delivered (i) personally to the place of business of the Party to whom it is addressed, (ii) by prepaid, registered mail, return receipt requested, or (iii) via Federal Express or other internationally known and reputable overnight delivery service, and addressed as follows:
(a)  in the case of EchoCath to:   EchoCath, Inc.,
                         4326 U.S Route One
                         Monmouth Junction, New Jersey O8852
                         Attn.: President

     With a copy to:     EchoCath, Inc.
                         PO. Box 7224
                         Princeton, New Jersey 08543-7224
                         Attn.: President

       (b)     in the case of EPMedSystems to:
                         EP MedSystems, Inc.
                         58 Route 46 West
                         Budd Lake, New Jersey 07828
                         Attn.: David Jenkins, President


      13.6 Successors. This Agreement shall be binding upon and shall endure to the benefit of both EchoCath and EP MedSystems together with each of their respective affiliates, subsidiaries, successors and assigns, together with all other persons who are controlled by such person(s)

      13.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the Patents and the rights granted thereunder and supersedes all prior understandings oral or written. Any representations, warranties, terms, conditions or covenants to amend, modify or otherwise alter this Agreement shall be of no force or effect unless made in writing and signed by both parties.

       13.8        Assignment.   This  Agreement   and   the
performance of substantially all of its obligations hereunder, may not be assigned by a party hereto without the prior written consent of the other party which consent shall not be unreasonably withheld but shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their successors, and permitted assignees; provided, however, that either party shall be entitled to assign its obligations under this Agreement without the consent of the other party, in the event of a merger, sale of substantially all of its assets or other acquisition of such party, or to any affiliate of that party provided that such assignee assumes the assigning party's obligations hereunder, EP MedSystems shall be permitted to exercise its license rights hereunder through sublicensees or affiliates so long as EP MedSystems remains primarily liable hereunder.

      13.9 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the parties.

IN WITNESS WHEREOF, the parties hereto have affixed their names and seals by their duly authorized executive officers on the day and year first above written.

 ATTEST                            ECHOCATH,  INC.
/s/ James J. Caruso                By:/s/ Frank DeBernardis

                                   Title: President


ATTEST                             EP MEDSYSTEMS, INC.
/s/ James J. Caruso                By: /s/  David Jenkins

                                   Title: President




                         SCHEDULE A


For the purposes of this Agreement the "Patents" and their corresponding patent numbers are:

U.S.                     Issued     Expire
Patents

ECHOMARK     5,076,2    12/31/9    12/31/2         (Design of
                  78          1        011            Sensor)
             5,161,5    11/10/9    11/10/2       (Electronics
                  36          2        012     for Detection)

ECHOEYE      5.373,8    12/20/9    12/20/2
                  45          4        014

COLORMARK    5,329,9    07/19/9    07/19/2        (Equipment)
                  27          4        014
             5,343.8    09/16/9    09/16/2           (Method)
                  65          4        014
             5,425.3    06/20/9    06/20/2       ("GreyMark")
                  70          5        015
             5,421,3    06/06/9    06/06/2            (Needle
                  36          6        016           Engager)

Echo - 10    Awaitin
                   g
              Serial       File                       ("Color
                   #    12/03/9                      Needle")
                              6




                         SCHEDULE B

Patent applications have been filed in the following countries in connection with the Patents:


             Foreign Filings:
ECHOMARK     PCT US 9l/07207         Filed: Oct.
                                     8,1991

SENSOR       EPO* Appl.  No.
             91919875-4
             Japanese Appl.  No.
             5180601/91
             Canadian Appl. No.
             2093645

Electroni    PCT USP 2/01671         Filed: March 5,
cs                                   1992
             EPO* Appl.  No.
             9290811.7
             Japanese Appl. No.
             507568/92

ECHOEYE      PCT US 93/04040
             EPO* Application        Filed 10/19/94

COLORMARK    Device and Method
             PCT US 94/01752         Filed: Feb. 22,
                                     1994
             EPO* Appl. No.
             94910127.3
             Japanese Appl. No
             519154/94
             Canadian Appl. No
             2156831

"GreyMark    PCT US 95/03173         Filed: March
"                                    14, 1995
             EPO* Filed, but no
             Appl. No. as yet

* European Countries Designated: Belgium, France, Germany,
Italy, Netherlands, United Kingdom.